STOCK SALE DEFERMENT AGREEMENT

THIS STOCK SALE DEFERMENT AGREEMENT (the "Agreement") is made as of November 23, 2015, (the "Effective Date") by and among Richard Chiang, an individual, (the “Stockholder”) and US Nuclear Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Stockholder has agreed with the Company to enter into a 3 month (90 day) Stock Sale Deferment Agreement beginning on effective as noted above; and

WHEREAS, the Stockholder and the Company hereby agree that this Agreement shall govern such terms and the Agreement Period.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

Scope of Agreement. The Shareholder has agreed to cease all sales of common stock owned in the Company for a period of 3 months, or 90 days. The Stock Sale Deferment Shares shall cover the One Million, Seven Hundred and Thirty Four Thousand, Five Hundred free trading shares or 1,734,500 free trading Shares of the Company’s Common Stock held by the Stockholder provided, except for any transfers if in accordance with this Agreement, the Stockholder agrees to not sell, transfer, assign or otherwise dispose of his Shares during the Stock Sale Deferment Period without the prior written consent of the Company; The Stockholder shall maintain all voting rights and other ownership rights, during the Stock Sale Deferment Period. Notwithstanding the foregoing, the Stockholder may transfer Stock Sale Deferment Shares to any of the following (a “Transferee”): (i) by beneficiary designation, will or intestate succession or (ii) to the Immediate Family, of such Stockholder or to a trust established by the Stockholder for the benefit of the Stockholder.

(a) The Shares. The Shares of which the Stockholder owns consists of One Million, Seven Hundred and Thirty Four Thousand, Five Hundred free trading shares or 1,734,500 free trading Shares duly registered under Form S-1 filed on November 11, 2014 and made effective by the U.S. Securities and Exchange Commission on January 13, 2015.

(b) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day (provided, however, that a copy of such notice shall be sent within one business day after the fax transmission via a nationally recognized overnight courier as provided below); (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, charges prepaid, with written verification of receipt. All communications shall be sent to the address set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in its entirety all prior undertakings and agreements of the Company and Stockholder with respect to the subject matter hereof.

(d) No Employment or Service Contract. Nothing in this Agreement shall confer upon Stockholder any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining Stockholder) or of Stockholder, which rights are hereby expressly reserved by each, to terminate Stockholder’s service at any time for any reason, with or without cause.

(e) Further Actions. The parties hereby agree to take whatever such actions and execute any additional documents they may deem reasonably necessary in order to carry out the terms and provisions of this Agreement.

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(f) Amendments and Waivers. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous understandings, whether written or oral. This Agreement may only be amended with the written consent of both the Stockholder and the Company. No oral waiver or amendment shall be effective under any circumstances whatsoever.

(g) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents entered into and performed entirely within California.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(i) Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Stockholder, any successor trustee or trust, the Stockholder’s permitted assigns and legal representatives, heirs and legatees of the Stockholder’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

(j) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

COMPANY:
US Nuclear Corp.

By:	/s/ Robert I. Goldstein
Robert I. Goldstein President, Chief Executive Officer Address: 7051 Eton Avenue Canoga Park, CA 91303 Fax No: (818) 883 6103 Attn: Chief Executive Officer

STOCKHOLDER:

By: /s/ Richard Chiang

        Richard Chiang, an individual

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